Exhibit 99.1

Kodak Reports Third-Quarter 2017 Financial Results

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 8, 2017--Eastman Kodak Company (NYSE: KODK) today reported financial results for the third quarter 2017, delivering a net loss of $46 million on revenues of $379 million. Highlights include:

  GAAP net loss of $46 million for the quarter ended September 30, 2017, compared with net earnings of $12 million for the quarter ended September 30, 2016.
  The GAAP results include $58 million, net of tax, of non-cash impairments related to the write-off of goodwill in the Print Systems segment and assets for the previously announced exit from copper mesh touch screen products.
  Operational EBITDA for the quarter of $15 million, compared with $22 million for the third quarter of 2016.
  Revenues for the quarter of $379 million compared with revenues of $411 million for the third quarter of 2016, a decline of $32 million or 8 percent. On a constant currency basis revenues were down $35 million or 9 percent.
  The company ended the third quarter with a cash balance of $342 million, a decrease in cash of $28 million for the third quarter of 2017.
  Key product lines achieved strong year-over-year growth for the quarter:
    Volume for KODAK SONORA Process Free Plates grew by 24 percent.
    Volume for KODAK FLEXCEL NX Plates grew by 11 percent.
    Annuities revenue for KODAK PROSPER Inkjet grew by 9 percent.
  The company maintained its range for 2017 full year revenue of $1.5 billion to $1.6 billion and adjusted its forecast for 2017 Operational EBITDA to be within a range of $60 million to $65 million. Several factors are impacting the Company’s 2017 outlook, including:
    A slowdown in the commercial printing industry and higher costs adversely impacting Print Systems Division, Software and Solutions Division and Enterprise Inkjet Systems Division.
    Vendor transition and timing of brand licensing affecting the Consumer and Film Division performance.
    Time to commercialize certain Advanced Material and 3D Printing Division projects.

“An overall print market slowdown and rising aluminum costs have impacted our commercial print business,” said Jeff Clarke, Kodak Chief Executive Officer. “We are taking immediate actions to accelerate cost reduction and reduce investments to sharpen our focus as we continue to actively pursue changes to the Kodak product and divisional portfolio.”

Revenues in the third quarter of 2017 were $379 million, an 8 percent decline from the third quarter of 2016 or 9 percent on a constant currency basis.

The company reported a GAAP net loss of $46 million for the quarter ended September 30, 2017, a decline of $58 million compared with the third quarter of 2016.

The company delivered third quarter Operational EBITDA of $15 million, down $7 million compared with the third quarter of 2016. On a constant currency basis, Operational EBITDA was down $8 million.

The company ended the quarter with a cash balance of $342 million, down $28 million, or 8 percent, from the balance at the end of the second quarter 2017 and down $92 million from the balance at the beginning of 2017. The year to date decrease reflects investments in new technologies, working capital changes, capital expenditures including the construction of a new FLEXCEL NX manufacturing line in Weatherford, OK and a contingent consideration payment related to the divestiture of Kodak Alaris in 2013.

“We expect to generate cash in the fourth quarter of 2017,” said David Bullwinkle, Kodak Chief Financial Officer. “We plan to improve our cash balance through reducing working capital and through cost actions including focusing investments in technologies most likely to deliver near-term returns.”

Print Systems Division (PSD), Kodak’s largest division, had Q3 revenues of $232 million, a decline of $18 million, or 7 percent, compared with Q3 2016. Operational EBITDA for the quarter was $13 million, down $14 million compared with the same period a year ago. The decline was primarily due to pricing pressures.

For the quarter, KODAK SONORA Plates delivered continued growth, with volume increasing by 24 percent compared with the same period a year ago. SONORA Plates now account for 19 percent of the division’s total plate unit sales.

Enterprise Inkjet Systems Division (EISD), including the KODAK PROSPER and KODAK VERSAMARK businesses and the investment in ULTRASTREAM inkjet technology, delivered Q3 revenues of $33 million, compared with $47 million for the prior-year quarter. Operational EBITDA was $1 million, an improvement of $9 million compared with Q3 of 2016.

For the third quarter of 2017 the PROSPER business continued to deliver solid performance with year-over-year annuity growth of 9 percent.

The Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging businesses, such as analog flexographic plates and letterpress plates, proofing products and services. FPD revenues for Q3 were $34 million, flat with the same period a year ago. Operational EBITDA was $7 million, also flat with the prior-year quarter.

For the quarter, FLEXCEL NX revenues increased 2 percent over the prior-year period and FLEXCEL NX Plate volume continued to grow, increasing by 11 percent year over year.

Software and Solutions Division (SSD) delivered Q3 revenues of $21 million, flat compared with the same period last year. Operational EBITDA was $1 million, a $1 million increase compared with the prior-year period.

Consumer and Film Division (CFD) revenues for Q3 were $55 million, flat compared with Q3 of 2016. Operational EBITDA was negative $2 million, a decline of $3 million compared with the prior-year period, driven primarily by lower volumes in industrial film and chemicals, vendor transition costs in motion picture film and the expected continued decline in the consumer inkjet business offset by a payment of contractual minimum royalties from a brand licensing arrangement.

The Advanced Materials and 3D Printing Technology Division (AM3D) includes Kodak’s research lab, Micro 3D Printing as well as intellectual property licensing not directly related to the other business divisions. AM3D had Operational EBITDA of negative $6 million, flat with Q3 2016.

Eastman Business Park Division (EBP) had revenues of $4 million, flat with third quarter 2016. Operational EBITDA of $1 million was also flat with the prior-year period.

Revenue and Operational EBITDA Q3 2017 vs. Q3 2016
($ millions)

Q3 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$232	$33	$34	$21	$55	$-	$4	$379
Operational EBITDA b/f corp costs*	24	3	8	3	1	(6)	1	$34
Corporate SGA	11	2	1	2	3	-	-	19
Operational EBITDA*	13	1	7	1	(2)	(6)	1	15

Q3 2016 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$250	$47	$34	$21	$55	$-	$4	$411
Operational EBITDA b/f corp costs*	39	(5)	9	2	3	(6)	1	43
Corporate SGA	12	3	2	2	2	-	-	21
Operational EBITDA*	27	(8)	7	-	1	(6)	1	22

Q3 2017 Actuals vs. Q3 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(18)	$(14)	$-	$-	$-	$-	$-	$(32)
Operational EBITDA b/f corp costs*	(15)	8	(1)	1	(2)	-	-	(9)
Corporate SGA	1	1	1	-	(1)	-	-	2
Operational EBITDA*	(14)	9	-	1	(3)	-	-	(7)

Q3 2017 Actuals on constant currency** vs. Q3 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(21)	$(14)	$-	$-	$-	$-	$-	$(35)
Operational EBITDA*	(14)	9	(1)	1	(3)	-	-	(8)
* Total Operational EBITDA, Operational EBITDA before Corporate Costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2016, rather than the actual exchange rates in effect for the three months ended September 30, 2017.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2016 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this third quarter 2017 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis; and
  Operational EBITDA before Corporate Costs.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended September 30, 2016, rather than the actual exchange rates in effect for the three months ended September 30, 2017.

This press release also contains a forward-looking estimate of full-year 2017 Operational EBITDA. Kodak is unable to provide a reconciliation of full-year 2017 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as assets sales, asset impairments, foreign exchange gains / losses, changes in the fair value of the conversion option derivative liability, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full-year 2017 projected net income / loss to an Operational EBITDA projection.

The following table reconciles the most directly comparable GAAP measure of Net (Loss) Earnings Attributable to Eastman Kodak Company to Operational EBITDA and Operational EBITDA on a constant currency basis for the three months ended September 30, 2017 and 2016, respectively:

(in millions)
	Q3 2017	Q3 2016	$ Change	% Change
Net (Loss) Earnings Attributable to Eastman Kodak Company (GAAP basis)	$(46)	$16	$(62)	-388%
Net loss attributable to noncontrolling interests (1)	-	(4)	4	-100%
Net (loss) earnings	$(46)	$12	$(58)	-483%
All Other (2)	-	2	(2)	-100%
Corporate components of pension and OPEB income (3)	(37)	(40)	3	-8%
Depreciation and amortization	21	25	(4)	-16%
Restructuring costs and other (4)	5	2	3	150%
Stock based compensation	2	3	(1)	-33%
Consulting and other costs (5)	2	3	(1)	-33%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (6)	-	1	(1)	-100%
Other operating expense (income), net (1)	20	(6)	26	-433%
Goodwill impairment loss (1)	56	-	56	n/a
Interest expense (1)	8	16	(8)	-50%
Other (income) charges, net (1)	(4)	1	(5)	-500%
(Benefit) provision for income taxes (1)	(13)	3	(16)	-533%
Equity in loss of equity method investment, net of income taxes (1)	1	-	1	n/a
Operational EBITDA	$15	$22	$(7)	-32%
Impact of foreign exchange (7)	(1)		(1)
Operational EBITDA on a constant currency basis	$14	$22	$(8)	-36%

The following tables reconcile the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) to Operational EBITDA before Corporate Costs for each Division for the three months ended September 30, 2017 and 2016, respectively:

(in millions)	For the Three Months Ended September 30, 2017
	Print Systems	Enterprise Inkjet Systems	Flexographic Packaging	Software and Solutions	Consumer and Film	Advanced Materials and 3D Printing Technology	Eastman Business Park	Total
Operational EBITDA (Segment Measure)	$13	$1	$7	$1	$(2)	$(6)	$1	$15
Corporate SG&A	11	2	1	2	3	-	-	19
Operational EBITDA Before Corporate Costs	$24	$3	$8	$3	$1	$(6)	$1	$34

(in millions)	For the Three Months Ended September 30, 2016
	Print Systems	Enterprise Inkjet Systems	Flexographic Packaging	Software and Solutions	Consumer and Film	Advanced Materials and 3D Printing Technology	Eastman Business Park	Total
Operational EBITDA (Segment Measure)	$27	$(8)	$7	$-	$1	$(6)	$1	$22
Corporate SG&A	12	3	2	2	2	-	-	21
Operational EBITDA Before Corporate Costs	$39	$(5)	$9	$2	$3	$(6)	$1	$43
Footnote Explanations:

(1)	As reported in the Consolidated Statement of Operations.
(2)	RED utilities variable interest entity, which was deconsolidated on December 31, 2016 (interest and depreciation of RED are included in the respective lines in the table).
(3)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment and settlement components of pension and other postretirement benefit expenses.
(4)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $1 million of inventory write-downs included in cost of revenues for the three months ended September 30, 2017.
(5)	Consulting and other costs are professional services and internal costs associated with certain corporate strategic initiatives.
(6)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are excluded from the segment measure of profit and loss.
(7)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2016, rather than the actual exchange rates in effect for the three months ended September 30, 2017.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)
	Three Months Ended September 30,
	2017	2016
Revenues
Sales	$303	$333
Services	76	78
Total net revenues	379	411
Cost of revenues
Sales	243	268
Services	49	50
Total cost of revenues	292	318
Gross profit	87	93
Selling, general and administrative expenses	49	50
Research and development costs	12	15
Restructuring costs and other	4	2
Other operating expense (income), net	20	(6)
Goodwill impairment loss	56	-
(Loss) earnings from continuing operations before interest expense, other (income) charges, net, and income taxes	(54)	32
Interest expense	8	16
Other (income) charges, net	(4)	1
(Loss) earnings from continuing operations before income taxes	(58)	15
(Benefit) provision for income taxes	(13)	3
Equity in loss of equity method investment, net of income tax	1	-
(Loss) earnings from continuing operations	(46)	12
Loss from discontinued operations, net of income taxes	-	-
Net (loss) earnings	(46)	12
Less: Net loss attributable to noncontrolling interests	—	(4)
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(46)	$16

The notes accompanying the Company’s third quarter Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$342	$434
Receivables, net	299	311
Inventories, net	316	271
Other current assets	31	23
Total current assets	988	1,039
Property, plant and equipment, net of accumulated depreciation of $381 and $343, respectively	309	342
Goodwill	32	88
Intangible assets, net	92	121
Restricted cash	11	36
Deferred income taxes	65	35
Other long-term assets	121	115
TOTAL ASSETS	$1,618	$1,776

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable, trade	$191	$200
Short-term borrowings and current portion of long-term debt	8	6
Other current liabilities	212	211
Total current liabilities	411	417
Long-term debt, net of current portion	402	405
Pension and other postretirement liabilities	544	603
Other long-term liabilities	216	268
Total liabilities	1,573	1,693

Commitments and contingencies (Note 8)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	162	156

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	633	641
Treasury stock, at cost	(9)	(8)
Accumulated deficit	(303)	(268)
Accumulated other comprehensive loss	(438)	(438)
Total shareholders’ deficit	(117)	(73)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT	$1,618	$1,776

The notes accompanying the Company’s third quarter Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Nick Rangel, +1 585-615-0549
nicholas.rangel@kodak.com
or
Investor:
Kodak
Bill Love, +1 585-724-4053
shareholderservices@kodak.com